UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 4, 2016 (March 30, 2016)

New Senior Investment Group Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36499	80-0912734
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas, 45th Floor New York, New York		10105
(Address of principal executive offices)		(Zip code)

212-479-3140

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of New Senior Investment Group Inc. (the “Company”) has appointed Mr. Bhairav Patel, 37, as Chief Accounting Officer effective as of March 30, 2016.

Ms. Patel is a Managing Director in the Private Equity group of the Company’s manager, FIG LLC (the “Manager”), which is an affiliate of Fortress Investment Group LLC (“Fortress”). Mr. Patel joined Fortress in 2007 and has served in various capacities within the corporate accounting and finance divisions and was until recently the head of Fortress’s financial planning & analysis group. Prior to joining Fortress in 2007, Mr. Patel served as an accounting manager at GSC Group, a credit-based alternative investment manager. Mr. Patel received a Bachelor’s degree and Master’s degree in Commerce from the University of Mumbai, and is a Certified Public Accountant.

The Company’s officers are appointed annually by the Board of Directors. There is no arrangement or understanding between Mr. Patel and any other person pursuant to which he was appointed as an officer of the Company. There are also no family relationships between Mr. Patel and any director or executive officer of the Company. In connection with his appointment, the Company entered into a customary indemnification agreement with Mr. Patel.

The Company’s officers are not employees of the Company and do not receive direct cash compensation for services rendered to the Company. Rather, they are employees of the Manager and are compensated by the Manager for their services to the Company as well as other entities affiliated with the Manager. The Manager has informed the Company that, because the services performed by the individuals who serve as officers of the Company are not performed exclusively for the Company, the Manager cannot segregate and identify that portion of compensation awarded to, earned by or paid to the Company’s officers, including Mr. Patel, that relates solely to his services to the Company. Outside of the fees and compensation paid to the Manager by the Company, Mr. Patel did not have any direct or indirect material interests in any transaction with the Company or in any currently proposed transaction to which the Company is a party.

Effective as of March 30, 2016, Mr. Julien Hontang resigned as Chief Accounting Officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW SENIOR INVESTMENT GROUP INC.

Date: April 4, 2016	By:	/s/ Susan Givens
Susan Givens
Chief Executive Officer

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